Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

We consent to use in this Pre-Effective Amendment No. 1 to the Registration Statement (No. 333-230014) on Form N-2 of PennantPark Investment Corporation and its Subsidiaries of our reports dated November 15, 2018, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of PennantPark Investment Corporation and its Subsidiaries, appearing in the Prospectus, which is part of this Registration Statement, and of our report dated November 15, 2018, relating to the senior securities table appearing elsewhere in this Registration Statement.

We also consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in such Prospectus.

/s/ RSM US LLP

New York, New York

April 12, 2019